NOTE

$3,378,750                                          Baltimore, Maryland
                                                    December 8, 1998


	FOR VALUE RECEIVED, the undersigned Raymond A. Mason
(the "Borrower") promises to pay to the order of Legg Mason, Inc.
(the "Company"), at the offices of the Company in Baltimore, Maryland, the principal sum of THREE MILLION, THREE HUNDRED SEVENTY-EIGHT THOUSAND, SEVEN HUNDRED FIFTY DOLLARS ($3,378,750), with interest on the unpaid balance hereof and, to the extent permitted by applicable law, on accrued and unpaid interest, from the date hereof until paid in full at the rate of Four and Forty-Seven Hundredths percent (4.47%) per annum, compounded semi-annually on June 8 and December 8 of each year.

	This Note has been issued pursuant to the Legg Mason, Inc. 1996 Equity Incentive Plan (the "Plan") and an Executive Stock Purchase and Loan Agreement (the "Purchase and Loan Agreement") of even date herewith, by and between the Borrower and the Company, to which reference is made for further description of the rights and obligations specified herein and of certain other rights and obligations of the Borrower and the Company which affect the terms and provisions of this Note.

	Interest on the unpaid balance hereof shall be paid on June 8, 1999 and, thereafter, on each succeeding anniversary of that date and at maturity, until the principal of this Note shall be paid in full.

	The principal sum outstanding hereunder and all accrued and unpaid interest thereon shall be due and payable on June 8, 2006. All principal amounts outstanding hereunder, together with accrued interest thereon, shall be forgiven on the date on which (i) a Change of Control (as defined below) occurs, or (ii) the Borrower's employment with the Company is terminated (1) by the Company without Cause (as defined below), (2) by reason of the Borrower's death or (3) by reason of the Borrower's permanent disability (as defined in the Company's then applicable long-term disability plan).

	Prepayments of principal may be made in the sole discretion of the Borrower in whole or in part, at any time or from time to time, without penalty.

	For purposes of this Note, a "Change of Control" shall be deemed to have occurred at such time as (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) other than an affiliate of the Company on the date hereof, becomes the beneficial owner (as defined in Rule 13d-3 of the 1934
Act), directly or indirectly, of securities of the Company or a successor representing 50% or more of the combined voting power of the Company's then outstanding securities having the ordinary right to elect directors of the Company or (ii) the Company's stockholders shall have approved any agreement providing for a merger in which the Company will not remain an independent

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publicly owned company or a consolidation or sale or other disposition of all or substantially all of the assets of the Company.

        For purposes of this Note, the term "Cause" shall mean the Borrower's intentional gross misconduct that is damaging to the Company in a material way.

        It shall constitute a default under this Note (a "default") if the principal or any interest thereon is not paid when due and payable or if the Borrower shall, FOR ANY REASON, cease to be employed by the Company or one of its subsidiaries or affiliates, other than following the occurrence of any event specified in the fourth paragraph of this Note that results in the principal hereof being forgiven. Upon any default by the Borrower hereunder that shall remain uncured after ten (10) days written notice from the Company to the Borrower, the Company may declare the unpaid principal sum of this Note, together with all accrued and unpaid interest to be due and immediately payable.

	The obligation represented by this Note is secured by a certain Pledge Agreement of even date herewith by and between the Borrower and the Company.

	The Borrower waives all exemptions to the extent permitted by law, diligence in collection, demand, presentment for payment, protest, and notice of protest and non-payment.

	This Note shall be a sealed instrument and construed under the laws of the State of Maryland, other than the conflicts of laws provisions thereof.

						RAYMOND A. MASON



/s/ Mary Beth Metz                              /s/ Raymond A. Mason (SEAL)